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                                                                       Exhibit 9


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


         This Agreement, dated as of February 27, 1997 is between Koger Equity, Inc., a Florida corporation (the "Company"), and AP-KEI Holdings, LLC, a Delaware limited liability company ("Apollo"). The parties agree as follows:

1. Reference to Stock Purchase Agreement; Definitions. Reference is made to the Stock Purchase Agreement dated as of October 10, 1996, as in effect on the date hereof prior to giving effect to this Agreement (the "Stock Purchase Agreement"), between the Company and Apollo. Terms defined in the Stock Purchase Agreement, as amended hereby (the "Amended Stock Purchase Agreement"), and not otherwise defined herein are used herein with the meanings so defined.

2.  Amendments to Stock Purchase Agreement.

         2.1.  Amendment  to  Definition  of  "Affiliate".   The  definition  of
"Affiliate" set forth in Section 7.1 of the Stock Purchase Agreement is amended to read in its entirety as follows:

                  "Affiliate: An "affiliate" of, or a person "affiliated" with, a specified person is (1) a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified or (2) any relative or spouse of such person, or any relation of such spouse, who has the same home as such person. As used in this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control") means the possession, direct or indirect, of the power, whether exercised or not, to direct or cause the acquisition and/or disposition by such person of securities of the Company, whether through the ownership of voting securities or otherwise. To clarify the foregoing, a Person (including, without limitation, partners, members of limited liability companies, or co-investors) which would, under the foregoing definitions, be an "Affiliate" solely by reason of its common control with a specified person or an Affiliate of such specified person shall not be an "Affiliate" of such specified person. The term Affiliates of Apollo includes, without limitation, (i) as of the Closing Date, the persons and entities listed on Schedule 7.1; (ii) any person employed by Apollo or any of its Affiliates who replaces any individual named on Schedule 7.1 or who holds the same or any comparable position for Apollo or any of its Affiliates listed on
         Schedule 7.1; (iii) any Associate which satisfies the provisions of clauses (1) or (2) of the first sentence of this definition; and (iv) AREIF II Realty Trust, Inc., a Maryland corporation."



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         2.2. Amendment to Definition of "Eligible Institution".  The definition of "Eligible Institution" set forth in Section 7.1 of the Stock Purchase Agreement is amended to read in its entirety as follows:

                  "Eligible Institution: shall mean (a) a commercial bank or investment bank organized, or any subsidiary, branch or agency of a foreign commercial bank or investment bank operating, under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; or (c) a finance company, insurance company or other financial institution organized under the laws of the United States, or any State thereof, that is engaged in purchasing or otherwise investing in commercial loans in the ordinary course of business, having total assets in excess of $100,000,000."

3. General. The Amended Stock Purchase Agreement is confirmed as being in full force and effect. This Agreement, the Amended Stock Purchase Agreement and the other documents referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to such subject matter. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof. Each of this Agreement and the Amended Stock Purchase Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE STATE OF NEW YORK.


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         Each of the  undersigned  has executed this  Agreement  under seal by a duly authorized officer as of the date first set forth above.

                                                     KOGER EQUITY, INC.


                                        By   /s/ Victor A. Hughes, Jr.
                                           Name: Victor A. Hughes, Jr.
                                           Title:   Chairman and President


                             AP-KEI HOLDINGS, LLC, as Investor

                                        By AP-MM KEI HOLDINGS, LLC,
                                           its Managing Member

                                        By KRONUS PROPERTY, INC,
                                           its Managing Member


                                        By    /s/ Stuart Koenig
                                            Name: Stuart F. Koenig
                                           Title:   Vice President
























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